EXHIBIT 23.1

                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the Form 10-KSB Annual Report of Phoenix International Industries, Inc. and subsidiaries, for the year ended May 31, 1998, our report dated December 23, 1998, relating to the financial statements of Phoenix International Industries, Inc. and subsidiaries which appear in such Form 10-KSB.

KANE, HOFFMAN & DANNER, P.A.
Certified Public Accountants

Miami, Florida
January 28, 1999